Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2006

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax

CONTACT:
John D. Vollaro
PRESS RELEASE	Executive Vice President and
NASDAQ Symbol ACGL	Chief Financial Officer
For Immediate Release

ARCH CAPITAL GROUP LTD. REPORTS 2006 FOURTH QUARTER RESULTS AND ENTRANCE INTO NEW LINE OF BUSINESS

HAMILTON, BERMUDA, February 12, 2007 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2006 fourth quarter was $239.3 million, or $3.12 per share, compared to $100.9 million, or $1.34 per share, for the 2005 fourth quarter, and $692.6 million, or $9.08 per share, for the year ended December 31, 2006, compared to $256.5 million, or $3.43 per share, for the 2005 period. The Company also reported after-tax operating income available to common shareholders of $220.3 million, or $2.88 per share, for the 2006 fourth quarter, compared to $141.7 million, or $1.88 per share, for the 2005 fourth quarter, and $734.5 million, or $9.63 per share, for the year ended December 31, 2006, compared to $284.2 million, or $3.80 per share, for the 2005 period. The Company’s after-tax operating income available to common shareholders represented a 28.9% annualized return on average common equity for the 2006 fourth quarter, compared to 23.5% for the 2005 fourth quarter, and 25.6% for the year ended December 31, 2006, compared to 12.0% for the 2005 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share increased to $43.97 at December 31, 2006 from $33.82 per share at December 31, 2005 (see “Calculation of Book Value Per Common Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2006 fourth quarter were $873.2 million and $601.9 million, respectively, compared to $1.05 billion and $827.9 million, respectively, for the 2005 fourth quarter, and $4.28 billion and $3.02 billion, respectively, for the year ended December 31, 2006, compared to $4.01 billion and $3.14 billion, respectively, for the 2005 period. The Company’s combined ratio was 83.0% for the 2006 fourth quarter, compared to 87.3% for the 2005 fourth quarter, and 85.4% for the year ended December 31, 2006, compared to 95.8% for the 2005 period. All per share amounts discussed in this release are on a diluted basis.

On January 1, 2007, the Company’s U.S. insurance operations entered into an agreement under which it will write excess workers’ compensation and employers’ liability insurance business produced by a managing general agent. As part of the transaction, the Company’s U.S. insurance operations also entered into an asset purchase agreement to acquire the operations of the managing general agent, including the renewal rights of the subject business, as of January 1, 2008, subject to the satisfaction of customary closing conditions. In 2006, the managing general agent produced approximately $74 million for the predecessor carrier on the program, although no assurances can be made as to the level of business that will be written by the Company’s U.S. insurance operations during 2007 under the arrangements with the managing general agent.

The Company also reports that it currently expects to incur net losses of between $5 million and $15 million in the 2007 first quarter resulting from European windstorm Kyrill, which caused widespread damage across Western Europe in January 2007. The estimates relating to these events are based on currently available information derived from modeling techniques, industry assessments of exposure and claims information obtained from the Company’s clients and brokers. To date, the Company has received relatively few claims advices from clients and brokers. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2006	2005	2006	2005

Gross premiums written	$873,196	$1,045,330	$4,282,449	$4,014,817
Net premiums written	601,916	827,939	3,017,418	3,138,772
Net premiums earned	765,041	792,981	3,081,665	2,977,716
Underwriting income	131,179	100,844	453,849	132,088

Combined ratio	83.0%	87.3%	85.4%	95.8%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2006	2005	2006	2005

After-tax operating income available to common shareholders	$220,319	$141,709	$734,505	$284,197
Net realized gains (losses), net of tax	26,981	(42,757)	(17,760)	(51,068)
Other income, net of tax	414	—	414	—
Net foreign exchange (losses) gains, net of tax	(8,436)	1,941	(24,600)	23,357
Net income available to common shareholders	$239,278	$100,893	$692,559	$256,486

Diluted per common share results:
After-tax operating income available to common shareholders	$2.88	$1.88	$9.63	$3.80
Net realized gains (losses), net of tax	0.35	(0.57)	(0.23)	(0.68)
Other income, net of tax	0.00	—	0.00	—
Net foreign exchange (losses) gains, net of tax	(0.11)	0.03	(0.32)	0.31
Net income available to common shareholders	$3.12	$1.34	$9.08	$3.43

Weighted average common shares and common share equivalents outstanding — diluted	76,622,078	75,329,976	76,246,725	74,709,858

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and underwriting expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2006 fourth quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 54.2% and an underwriting expense ratio of 28.8%, compared to a loss ratio of 58.0% and an underwriting expense ratio of 29.3% for the 2005 fourth quarter. For the year ended December 31, 2006, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.1% and an underwriting expense ratio of 27.3%, compared to a loss ratio of 67.2% and an underwriting expense ratio of 28.6% for the 2005 period. The loss ratio of 54.2% for the 2006 fourth quarter was comprised of 34.5 points of paid losses, 6.0 points related to reserves for reported losses and 13.7 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through December 31, 2006.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities was $359.0 million for the 2006 fourth quarter, compared to $346.5 million for the 2005 fourth quarter, and $1.61 billion for the year ended December 31, 2006, compared to $1.45 billion for the 2005 period. Payments related to the 2004 and 2005 catastrophic events contributed $28.3 million to paid losses for the 2006 fourth quarter and $179.8 million for the year ended December 31, 2006.

Net investment income was $107.8 million for the 2006 fourth quarter, compared to $70.1 million for the 2005 fourth quarter, and $380.2 million for the year ended December 31, 2006, compared to $232.9 million for the 2005 period. The increase in net investment income in the 2006 periods resulted from a higher level of average invested assets primarily generated by cash flows from operations. In addition, an increase in the pre-tax investment income yield to 4.89% for the 2006 fourth quarter, from 3.99% for the 2005 fourth quarter, and 4.71% for the year ended December 31, 2006, from 3.68% for the 2005 period, contributed to the growth in net investment income. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AAA” at December 31, 2006, compared to “AA+” at December 31, 2005. The average effective duration of the Company’s investment portfolio was 3.2 years at December 31, 2006, compared to 3.3 years at December 31, 2005.

Net foreign exchange losses for the 2006 fourth quarter of $8.3 million consisted of net unrealized losses of $8.4 million and net realized gains of $0.1 million, compared to net foreign exchange gains for the 2005 fourth quarter of $1.4 million, which consisted of net unrealized gains of $2.2 million and net realized losses of $0.8 million. Net foreign exchange losses for the year ended December 31, 2006 of $23.9 million consisted of net unrealized losses of $27.3 million and net realized gains of $3.4 million, compared to net foreign exchange gains of $22.2 million for the 2005 period, which consisted of net unrealized gains of $23.3 million and net realized losses of $1.1 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2006 and 2005 periods, the net unrealized foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

On January 1, 2006, the Company adopted the fair value method of accounting for share-based awards using the modified prospective method of transition as described by FASB Statement No. 123 (revised 2004), “Share-Based Payment.” As required by the provisions of SFAS 123(R), the Company recorded after-tax share-based compensation expense related to stock options of $3.4 million, or $0.04 per share, in the 2006 fourth quarter, and $7.7 million, or $0.10 per share, for the year ended December 31, 2006. Under the modified prospective method of transition, no expense related to stock options was recorded in the 2005 periods.

For the years ended December 31, 2006 and 2005, the effective tax rates on income before income taxes were 3.6% and 10.1%, respectively, while the effective tax rates on pre-tax operating income were 3.5% and 10.3%, respectively. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. During the 2006 fourth quarter, the Company reduced its effective tax rate on pre-tax operating income to 3.5% from 5.3% at September 30, 2006 primarily as a result of a change in ceding commissions on certain intercompany reinsurance treaties in the 2006 fourth quarter based on an independent transfer pricing study. The impact of applying the lower effective tax rate on pre-tax operating income for the nine months ended September 30, 2006 increased the Company’s after-tax results by $10.0 million, or $0.13 per share, and resulted in a tax benefit for the 2006 fourth quarter.  The Company currently expects that its annual effective tax rate on pre-tax operating income for the year ended December 31, 2007 will be in the range of 4.0% to 6.0%.

At December 31, 2006, the Company’s capital of $3.9 billion consisted of $300.0 million of senior notes, representing 7.7% of the total, $325.0 million of preferred shares, representing 8.4% of the total, and common shareholders’ equity of $3.27 billion, representing the balance. The increase in the Company’s capital during 2006 of $1.11 billion was primarily attributable to operating income for the year ended December 31, 2006, the issuance of $325.0 million of preferred shares and an after-tax increase in the fair value of the Company’s investment portfolio during 2006 which was primarily due to a decrease in the level of interest rates in the second half of 2006.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 76.6 million in the 2006 fourth quarter, compared to 75.3 million in the 2005 fourth quarter, and 76.2 million for the year ended December 31, 2006, compared to 74.7 million for the 2005 period. The higher level of shares outstanding in the 2006 periods was primarily due to increases in the assumed dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under the treasury stock method, the assumed dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, February 13, 2007. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on February 13 through midnight Eastern Time on March 13, 2007. A telephone replay of the conference call also will be available beginning on February 13 at 1:00 p.m. Eastern Time until February 20 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 81752453), and international callers should dial 617-801-6888 (passcode 81752453).

Arch Capital Group Ltd., a Bermuda-based company with approximately $3.9 billion in capital at December 31, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through December 31, 2006;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or policies or in our application of such principles or policies; and

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and the Company’s access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, other income or loss and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, other income or loss and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, other income or loss and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of other income or loss and foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions.

Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses, other income or loss and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Net premiums written	$601,916	$827,939	$3,017,418	$3,138,772
Decrease (increase) in unearned premiums	163,125	(34,958)	64,247	(161,056)
Net premiums earned	765,041	792,981	3,081,665	2,977,716
Net investment income	107,754	70,056	380,205	232,902
Net realized gains (losses)	27,263	(45,731)	(19,437)	(53,456)
Fee income	2,272	991	9,814	10,367
Other income	431	—	431	—
Total revenues	902,761	818,297	3,452,678	3,167,529

Expenses
Losses and loss adjustment expenses	414,368	460,271	1,790,549	2,001,949
Acquisition expenses	148,129	162,446	543,911	579,920
Other operating expenses	82,167	78,140	332,302	299,901
Interest expense	5,523	5,607	22,090	22,504
Net foreign exchange losses (gains)	8,283	(1,411)	23,933	(22,180)
Total expenses	658,470	705,053	2,712,785	2,882,094

Income before income taxes	244,291	113,244	739,893	285,435

Income tax (benefit) expense	(1,448)	12,351	26,679	28,949

Net income	245,739	100,893	713,214	256,486

Preferred dividends	6,461	—	20,655	—

Net income available to common shareholders	$239,278	$100,893	$692,559	$256,486

Net income per common share
Basic	$3.25	$2.68	$9.46	$7.26
Diluted	$3.12	$1.34	$9.08	$3.43

Weighted average common shares and common share equivalents outstanding
Basic (1)	73,511,166	37,661,720	73,212,432	35,342,650
Diluted (1)	76,622,078	75,329,976	76,246,725	74,709,858

(1)          For the 2005 fourth quarter and year ended December 31, 2005, basic weighted average common shares and common share equivalents outstanding excluded 34,776,904 and 36,685,573 series A convertible preference shares, respectively. Such shares were included in the diluted weighted average common shares and common share equivalents outstanding. In late December 2005, all remaining series A convertible preference shares were converted into an equal number of common shares.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	December 31,
	2006	2005
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2006, $6,858,970; 2005, $5,310,712)	$6,876,548	$5,280,987
Short-term investments available for sale, at fair value (amortized cost: 2006, $956,926; 2005, $679,530)	957,698	681,887
Short-term investment of funds received under securities lending agreements, at fair value	891,376	893,379
Other investments, at fair value (cost: 2006, $282,923; 2005, $59,839)	307,082	70,233
Cash	317,017	222,477
Total investments and cash	9,349,721	7,148,963

Accrued investment income	68,440	62,196
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	860,803	863,866
Premiums receivable	749,961	672,902
Funds held by reinsureds	82,385	167,739
Unpaid losses and loss adjustment expenses recoverable	1,552,157	1,389,768
Paid losses and loss adjustment expenses recoverable	122,149	80,948
Prepaid reinsurance premiums	470,138	322,435
Deferred income tax assets, net	63,606	71,139
Deferred acquisition costs, net	290,999	317,357
Receivable for securities sold	190,168	220
Other assets	511,940	390,903
Total Assets	$14,312,467	$11,488,436

Liabilities
Reserve for losses and loss adjustment expenses	$6,463,041	$5,452,826
Unearned premiums	1,791,922	1,699,691
Reinsurance balances payable	301,679	150,451
Senior notes	300,000	300,000
Deposit accounting liabilities	45,107	43,104
Securities lending collateral	891,376	893,379
Payable for securities purchased	418,109	12,020
Other liabilities	510,614	456,438
Total Liabilities	10,721,848	9,007,909

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2006, 8,000,000)	80	—
- Series B (issued: 2006, 5,000,000)	50	—
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2006, 74,270,466; 2005, 73,334,870)	743	733
Additional paid-in capital	1,944,304	1,595,440
Deferred compensation under share award plan	—	(9,646)
Retained earnings	1,593,907	901,348
Accumulated other comprehensive income (loss), net of deferred income tax	51,535	(7,348)
Total Shareholders’ Equity	3,590,619	2,480,527
Total Liabilities and Shareholders’ Equity	$14,312,467	$11,488,436

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	Years Ended
	December 31,
	2006	2005
Series A Convertible Preference Shares
Balance at beginning of year	—	$373
Converted to common shares	—	(373)
Balance at end of year	—	—

Non-Cumulative Preferred Shares
Series A preferred shares issued	80	—
Series B preferred shares issued	50	—
Balance at end of year	130	—

Common Shares
Balance at beginning of year	733	349
Common shares issued, net	10	11
Converted from Series A convertible preference shares	—	373
Balance at end of year	743	733

Additional Paid-in Capital
Balance at beginning of year	1,595,440	1,560,291
Cumulative effect of change in accounting for unearned stock grant compensation	(9,646)	—
Series A non-cumulative preferred shares issued	193,377	—
Series B non-cumulative preferred shares issued	120,881	—
Common shares issued	379	8,376
Exercise of stock options	27,578	27,342
Common shares retired	(1,657)	(1,511)
Amortization of share-based compensation	17,259	—
Other	693	942
Balance at end of year	1,944,304	1,595,440

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,646)	(9,879)
Cumulative effect of change in accounting for unearned stock grant compensation	9,646	—
Restricted common shares issued	—	(6,970)
Deferred compensation expense recognized	—	7,203
Balance at end of period	—	(9,646)

Retained Earnings
Balance at beginning of year	901,348	644,862
Dividends declared on preferred shares	(20,655)	—
Net income	713,214	256,486
Balance at end of year	1,593,907	901,348

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	(7,348)	45,910
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	61,205	(52,271)
Foreign currency translation adjustments, net of deferred income tax	(2,322)	(987)
Balance at end of year	51,535	(7,348)

Total Shareholders’ Equity	$3,590,619	$2,480,527

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	Years Ended
	December 31,
	2006	2005
Comprehensive Income
Net income	$713,214	$256,486
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	39,690	(105,637)
Reclassification of net realized losses, net of income taxes, included in net income	21,515	53,366
Foreign currency translation adjustments	(2,322)	(987)
Other comprehensive income (loss)	58,883	(53,258)
Comprehensive Income	$772,097	$203,228

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Years Ended
	December 31,
	2006	2005
Operating Activities
Net income	$713,214	$256,486
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses	21,056	55,754
Other income	(431)	—
Share-based compensation	17,259	8,218
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	847,826	1,187,906
Unearned premiums, net of prepaid reinsurance premiums	(55,472)	157,461
Premiums receivable	(77,059)	(152,121)
Deferred acquisition costs, net	26,358	(39,173)
Funds held by reinsureds	85,354	42,207
Reinsurance balances payable	151,228	(19,051)
Paid losses and loss adjustment expenses recoverable	(41,201)	(54,971)
Deferred income tax assets, net	8,274	(9,075)
Other liabilities	27,250	49,787
Other items, net	(114,700)	(31,407)
Net Cash Provided By Operating Activities	1,608,956	1,452,021

Investing Activities
Purchases of fixed maturity investments	(15,728,141)	(10,361,040)
Proceeds from sales of fixed maturity investments	13,860,575	9,174,319
Proceeds from redemptions and maturities of fixed maturity investments	513,982	386,523
Purchases of other investments	(241,703)	(57,453)
Proceeds from sale of other investments	15,192	15,679
Net purchases of short-term investments	(245,005)	(507,048)
Change in securities lending collateral	2,003	(893,379)
Purchases of furniture, equipment and other	(13,240)	(13,668)
Net Cash Used For Investing Activities	(1,836,337)	(2,256,067)
Financing Activities
Proceeds from common shares issued, net of repurchases	19,683	20,249
Proceeds from preferred shares issued, net of issuance costs	314,388	—
Change in securities lending collateral	(2,003)	893,379
Excess tax benefits from share-based compensation	5,448	—
Preferred dividends paid	(17,353)	—
Net Cash Provided By Financing Activities	320,163	913,628
Effects of exchange rate changes on foreign currency cash	1,758	(157)
Increase in cash	94,540	109,425
Cash beginning of year	222,477	113,052
Cash end of period	$317,017	$222,477
Income taxes paid, net	$43,967	$40,090
Interest paid	$22,050	$22,279

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net investment income yield (at amortized cost)
Pre-tax	4.89%	3.99%	4.71%	3.68%
After-tax	4.72%	3.84%	4.54%	3.54%

	December 31,
	2006	2005
Fixed maturities and short-term investments (1)
Average effective duration (in years)	3.2	3.3
Average credit quality (Standard & Poors)	AAA	AA+
Imbedded book yield (2)	4.97%	4.19%

	(Unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Annualized operating return on average common equity (3)	28.9%	23.5%	25.6%	12.0%

(1)          Includes fixed maturities and short-term investments pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(2)          Before investment expenses.

(3)          Annualized operating return on average common equity, a non-GAAP measure, equals annualized operating income available to common shareholders divided by average common shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments — insurance and reinsurance — and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateral protection business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited)
	Three Months Ended
	December 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$610,847	$273,054	$873,196
Net premiums written	374,881	227,035	601,916

Net premiums earned	$410,066	$354,975	$765,041
Fee income	1,135	1,137	2,272
Losses and loss adjustment expenses	(256,536)	(157,832)	(414,368)
Acquisition expenses, net	(53,418)	(94,711)	(148,129)
Other operating expenses	(60,522)	(13,115)	(73,637)
Underwriting income	$40,725	$90,454	131,179

Net investment income			107,754
Net realized gains			27,263
Other income			431
Other expenses			(8,530)
Interest expense			(5,523)
Net foreign exchange losses			(8,283)
Income before income taxes			244,291
Income tax benefit			1,448

Net income			245,739
Preferred dividends			(6,461)
Net income available to common shareholders			$239,278

Underwriting Ratios
Loss ratio	62.6%	44.5%	54.2%
Acquisition expense ratio (2)	12.8%	26.7%	19.2%
Other operating expense ratio	14.8%	3.7%	9.6%
Combined ratio	90.2%	74.9%	83.0%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited) Three Months Ended December 31, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$623,969	$439,613	$1,045,330
Net premiums written	407,984	419,955	827,939

Net premiums earned	$377,030	$415,951	$792,981
Fee income	675	316	991
Losses and loss adjustment expenses	(212,392)	(247,879)	(460,271)
Acquisition expenses, net	(41,052)	(121,394)	(162,446)
Other operating expenses	(53,460)	(16,951)	(70,411)
Underwriting income	$70,801	$30,043	100,844

Net investment income			70,056
Net realized losses			(45,731)
Other expenses			(7,729)
Interest expense			(5,607)
Net foreign exchange gains			1,411
Income before income taxes			113,244
Income tax expense			(12,351)

Net income			100,893
Preferred dividends			—
Net income available to common shareholders			$100,893

Underwriting Ratios
Loss ratio	56.3%	59.6%	58.0%
Acquisition expense ratio (2)	10.7%	29.2%	20.4%
Other operating expense ratio	14.2%	4.1%	8.9%
Combined ratio	81.2%	92.9%	87.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	Year Ended December 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,624,757	$1,703,796	$4,282,449
Net premiums written	1,652,056	1,365,362	3,017,418

Net premiums earned	$1,600,854	$1,480,811	$3,081,665
Fee income	5,085	4,729	9,814
Losses and loss adjustment expenses	(1,017,263)	(773,286)	(1,790,549)
Acquisition expenses, net	(175,740)	(368,171)	(543,911)
Other operating expenses	(249,637)	(53,533)	(303,170)
Underwriting income	$163,299	$290,550	453,849

Net investment income			380,205
Net realized losses			(19,437)
Other income			431
Other expenses			(29,132)
Interest expense			(22,090)
Net foreign exchange losses			(23,933)
Income before income taxes			739,893
Income tax expense			(26,679)

Net income			713,214
Preferred dividends			(20,655)
Net income available to common shareholders			$692,559

Underwriting Ratios
Loss ratio	63.5%	52.2%	58.1%
Acquisition expense ratio (2)	10.8%	24.9%	17.5%
Other operating expense ratio	15.6%	3.6%	9.8%
Combined ratio	89.9%	80.7%	85.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	Year Ended
	December 31, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,325,632	$1,750,839	$4,014,817
Net premiums written	1,481,300	1,657,472	3,138,772

Net premiums earned	$1,392,114	$1,585,602	$2,977,716
Fee income	5,332	5,035	10,367
Losses and loss adjustment expenses	(949,996)	(1,051,953)	(2,001,949)
Acquisition expenses, net	(137,804)	(442,116)	(579,920)
Other operating expenses	(221,934)	(52,192)	(274,126)
Underwriting income	$87,712	$44,376	132,088

Net investment income			232,902
Net realized losses			(53,456)
Other expenses			(25,775)
Interest expense			(22,504)
Net foreign exchange gains			22,180
Income before income taxes			285,435
Income tax expense			(28,949)

Net income			256,486
Preferred dividends			—
Net income available to common shareholders			$256,486

Underwriting Ratios
Loss ratio	68.2%	66.3%	67.2%
Acquisition expense ratio (2)	9.7%	27.9%	19.4%
Other operating expense ratio	15.9%	3.3%	9.2%
Combined ratio	93.8%	97.5%	95.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	December 31,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Professional liability	$74,371	19.8	$59,954	14.7
Property, marine and aviation	70,175	18.7	72,053	17.7
Construction and surety	52,244	13.9	62,978	15.4
Casualty	51,192	13.7	64,563	15.8
Programs	44,049	11.8	64,030	15.7
Executive assurance	42,493	11.3	51,653	12.7
Healthcare	18,661	5.0	22,359	5.5
Other	21,696	5.8	10,394	2.5
Total	$374,881	100.0	$407,984	100.0

Net premiums earned
Professional liability	$75,678	18.5	$57,945	15.4
Property, marine and aviation	84,074	20.5	61,856	16.4
Construction and surety	65,626	16.0	58,628	15.5
Casualty	57,218	13.9	65,187	17.3
Programs	51,908	12.7	64,750	17.2
Executive assurance	43,871	10.7	41,557	11.0
Healthcare	18,606	4.5	16,331	4.3
Other	13,085	3.2	10,776	2.9
Total	$410,066	100.0	$377,030	100.0

Net premiums written by client location
United States	$307,868	82.1	$359,757	88.2
Europe	26,290	7.0	28,302	6.9
Other	40,723	10.9	19,925	4.9
Total	$374,881	100.0	$407,984	100.0

	Years Ended December 31,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$320,928	19.4	$228,642	15.4
Professional liability	289,328	17.5	227,828	15.4
Construction and surety	274,460	16.6	233,133	15.7
Programs	225,653	13.7	232,156	15.7
Casualty	220,244	13.3	271,788	18.4
Executive assurance	193,694	11.8	169,430	11.4
Healthcare	68,026	4.1	70,928	4.8
Other	59,723	3.6	47,395	3.2
Total	$1,652,056	100.0	$1,481,300	100.0

Net premiums earned
Property, marine and aviation	$291,119	18.2	$193,423	13.9
Professional liability	266,527	16.6	208,454	15.0
Construction and surety	265,992	16.6	222,705	16.0
Programs	224,841	14.0	227,607	16.3
Casualty	243,050	15.2	284,340	20.4
Executive assurance	193,295	12.2	138,641	10.0
Healthcare	70,747	4.4	67,769	4.9
Other	45,283	2.8	49,175	3.5
Total	$1,600,854	100.0	$1,392,114	100.0

Net premiums written by client location
United States	$1,340,792	81.2	$1,293,938	87.4
Europe	182,815	11.0	107,283	7.2
Other	128,449	7.8	80,079	5.4
Total	$1,652,056	100.0	$1,481,300	100.0

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended December 31,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$120,396	53.0	$187,443	44.7
Property excluding property catastrophe	44,529	19.6	77,254	18.4
Marine and aviation	26,113	11.5	36,599	8.7
Other specialty	23,602	10.4	29,061	6.9
Property catastrophe	11,577	5.1	86,587	20.6
Other	818	0.4	3,011	0.7
Total	$227,035	100.0	$419,955	100.0

Net premiums earned
Casualty (1)	$161,595	45.5	$190,758	45.9
Property excluding property catastrophe	77,562	21.9	75,928	18.2
Marine and aviation	30,285	8.5	31,442	7.6
Other specialty	42,887	12.1	56,516	13.6
Property catastrophe	39,141	11.0	55,083	13.2
Other	3,505	1.0	6,224	1.5
Total	$354,975	100.0	$415,951	100.0

Net premiums written
Pro rata	$205,866	90.7	$365,426	87.0
Excess of loss	21,169	9.3	54,529	13.0
Total	$227,035	100.0	$419,955	100.0

Net premiums earned
Pro rata	$261,130	73.6	$323,235	77.7
Excess of loss	93,845	26.4	92,716	22.3
Total	$354,975	100.0	$415,951	100.0

Net premiums written by client location
United States	$118,670	52.3	$208,696	49.7
Europe	62,342	27.5	76,957	18.3
Bermuda	26,651	11.7	105,436	25.1
Other	19,372	8.5	28,866	6.9
Total	$227,035	100.0	$419,955	100.0

(1)             Includes professional liability and executive assurance business.

	Years Ended December 31,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$591,219	43.3	$753,829	45.5
Property excluding property catastrophe	297,080	21.8	339,643	20.5
Other specialty	218,157	16.0	251,519	15.2
Property catastrophe	146,751	10.7	162,519	9.8
Marine and aviation	109,865	8.0	108,981	6.6
Other	2,290	0.2	40,981	2.4
Total	$1,365,362	100.0	$1,657,472	100.0

Net premiums earned
Casualty (1)	$668,086	45.1	$774,309	48.9
Property excluding property catastrophe	310,042	20.9	293,776	18.5
Other specialty	220,641	14.9	247,344	15.6
Property catastrophe	176,106	11.9	121,999	7.7
Marine and aviation	100,565	6.8	105,141	6.6
Other	5,371	0.4	43,033	2.7
Total	$1,480,811	100.0	$1,585,602	100.0

Net premiums written
Pro rata	$987,391	72.3	$1,314,048	79.3
Excess of loss	377,971	27.7	343,424	20.7
Total	$1,365,362	100.0	$1,657,472	100.0

Net premiums earned
Pro rata	$1,121,329	75.7	$1,199,798	75.7
Excess of loss	359,482	24.3	385,804	24.3
Total	$1,480,811	100.0	$1,585,602	100.0

Net premiums written by client location
United States	$770,309	56.4	$898,980	54.2
Europe	368,332	27.0	437,663	26.4
Bermuda	132,618	9.7	188,321	11.4
Other	94,103	6.9	132,508	8.0
Total	$1,365,362	100.0	$1,657,472	100.0

(1)          Includes professional liability and executive assurance business.

Discussion of 2006 Fourth Quarter Performance

The insurance segment reported underwriting income of $40.7 million for the 2006 fourth quarter, compared to $70.8 million for the 2005 fourth quarter. The combined ratio for the insurance segment was 90.2% for the 2006 fourth quarter, compared to 81.2% for the 2005 fourth quarter.

Gross premiums written by the insurance segment were $610.8 million for the 2006 fourth quarter, compared to $624.0 million for the 2005 fourth quarter, and ceded premiums written were 38.6% of gross premiums written for the 2006 fourth quarter, compared to 34.6% for the 2005 fourth quarter. The increase in the percentage of ceded premiums written reflects a higher level of reinsurance costs related to property-catastrophe protection in the 2006 fourth quarter than in the 2005 fourth quarter along with changes in the mix of business written. Net premiums written by the insurance segment were $374.9 million for the 2006 fourth quarter, compared to $408.0 million for the 2005 fourth quarter. Program business was $20.0 million lower in the 2006 fourth quarter, primarily due to premium adjustments recorded in the 2005 fourth quarter and the fact that there were fewer active programs in 2006 than in 2005, while casualty business was $13.4 million lower, primarily due to competition from new entrants in the residential contractors sector, and construction and surety decreased by $10.7 million, due in part to $3.9 million of reinstatement premiums due to surety losses discussed below. Such declines were partially offset by growth in professional liability and collateral protection business.

Net premiums earned by the insurance segment were $410.1 million for the 2006 fourth quarter, compared to $377.0 million for the 2005 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 62.6% for the 2006 fourth quarter, compared to 56.3% for the 2005 fourth quarter. The insurance segment’s results for the 2006 fourth quarter included several large individual risk losses in the property and surety lines totaling $36.6 million, while the 2005 fourth quarter included $43.3 million of losses incurred related to the 2005 catastrophic events. The net impact of the change in large losses and catastrophic activity resulted in a 1.6 point decrease in the 2006 fourth quarter loss ratio. The 2006 fourth quarter also included $6.3 million of estimated net favorable development in prior year loss reserves, compared to $39.0 million of estimated net favorable development in the 2005 fourth quarter. The net impact of the change in estimated net prior year development was an 8.0 point increase in the 2006 fourth quarter loss ratio. The estimated net favorable development in the 2006 fourth quarter was primarily in executive assurance and professional liability business, partially offset by $6.2 million of adverse development on short-tail and medium-tail business. The estimated net favorable development in the 2005 fourth quarter was primarily in medium-tail and long-tail lines.

The underwriting expense ratio for the insurance segment was 27.6% in the 2006 fourth quarter, compared to 24.9% in the 2005 fourth quarter. The acquisition expense ratio was 12.8% for the 2006 fourth quarter, compared to 10.7% for the 2005 fourth quarter. As a result of the surety losses noted above, the insurance segment reduced profit commissions that it had recorded previously by $7.7 million, or 1.9 points of the acquisition expense ratio. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis and (3) the amount of reinstatement premiums recorded in the period. The insurance segment’s other operating expense ratio was 14.8% for the 2006 fourth quarter, compared to 14.2% for the 2005 fourth quarter, with the higher ratio in the 2006 fourth quarter due to growth in operating expenses which was higher than the attendant growth in net premiums earned.

The reinsurance segment reported underwriting income of $90.5 million for the 2006 fourth quarter, compared to $30.0 million for the 2005 fourth quarter. The combined ratio for the reinsurance segment was 74.9% for the 2006 fourth quarter, compared to 92.9% for the 2005 fourth quarter.

Gross premiums written by the reinsurance segment were $273.1 million in the 2006 fourth quarter, compared to $439.6 million for the 2005 fourth quarter. The lower level of gross premiums written in the 2006 fourth quarter primarily resulted from non-recurring items in the 2005 fourth quarter and a reduction in casualty business in the 2006 fourth quarter. As a result of the significant catastrophic activity in 2005 and the impact of such events on the insurance market, the reinsurance segment was able to write certain property (both catastrophe and non-catastrophe) and marine business in the 2005 fourth quarter, which resulted in approximately $109.2 million of gross premiums written. As indicated in the 2005 fourth quarter release, such business was not expected to contribute to the reinsurance segment’s 2006 premiums written. In addition, gross premiums written for the 2006 fourth quarter also reflects a lower level of U.S. and international casualty business in response to actual and anticipated market conditions.

Ceded premiums written by the reinsurance segment were 16.9% of gross premiums written for the 2006 fourth quarter, compared to 4.5% for the 2005 fourth quarter. The higher ceded percentage in the 2006 fourth quarter primarily resulted from $35.3 million of premiums written ceded ($61.8 million on an earned basis) by Arch Reinsurance Ltd. (“Arch Re Bermuda”), the reinsurance segment’s Bermuda operations, to Flatiron Re Ltd. under a previously disclosed quota-share reinsurance treaty. Under such treaty, which was effective January 1, 2006, Flatiron Re Ltd. is assuming a percentage of certain lines of property and marine business underwritten by Arch Re Bermuda for unaffiliated third parties.

Net premiums written by the reinsurance segment were $227.0 million for the 2006 fourth quarter, compared to $420.0 million for the 2005 fourth quarter. The lower level of net premiums written in the 2006 fourth quarter primarily resulted from the items noted above. Net premiums earned by the reinsurance segment were $355.0 million for the 2006 fourth quarter, compared to $416.0 million for the 2005 fourth quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the reinsurance segment in the 2006 fourth quarter included estimated net favorable development in prior year loss reserves, net of related acquisition expense adjustments of $26.6 million. For the 2005 fourth quarter, estimated favorable development in prior year loss reserves was $16.7 million.  The net impact of the change in prior year loss reserves, net of related acquisition expense adjustments, was a 2.8 point decrease in the 2006 fourth quarter combined ratio.

The loss ratio for the reinsurance segment was 44.5% for the 2006 fourth quarter, compared to 59.6% for the 2005 fourth quarter. The reinsurance segment’s 2006 fourth quarter results included approximately $9.2 million related to 2006 catastrophe losses, compared to $34.6 million in the 2005 fourth quarter of losses incurred related to the 2005 catastrophic events. The net impact of the change in catastrophic activity resulted in a 7.1 point decrease in the 2006 fourth quarter loss ratio. In addition, the net impact of the change in estimated net prior year development before the related acquisition expense adjustments was a 6.8 point decrease in the 2006 fourth quarter loss ratio.

The underwriting expense ratio for the reinsurance segment was 30.4% in the 2006 fourth quarter, compared to 33.3% in the 2005 fourth quarter. The acquisition expense ratio for the 2006 fourth quarter was 26.7%, compared to 29.2% for the 2005 fourth quarter. The reinsurance segment’s 2006 results included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd., which reduced the 2006 fourth quarter acquisition expense ratio by 2.5 points. As noted above, the 2006 fourth quarter acquisition expenses also included $14.1 million of additional profit commissions payable to cedents as a result of estimated net development in prior year loss reserves, while the 2005 fourth quarter included $13.3 million of assessments incurred as a result of the 2005 hurricane activity. The impact of such items roughly offset in comparing the acquisition expense ratios. The reinsurance segment’s other operating expense ratio was 3.7% for the 2006 fourth quarter, compared to 4.1% for the 2005 fourth quarter.

Calculation of Book Value Per Common Share

The following presents the calculation of book value per common share for December 31, 2006 and 2005. The shares and per share numbers set forth below exclude the effects of 5,669,994 and 5,637,108 stock options and 91,514 and 93,545 restricted stock units outstanding at December 31, 2006 and 2005, respectively.

	December 31,
(U.S. dollars in thousands, except share data)	2006	2005

Total shareholders’ equity	$3,590,619	$2,480,527
Less preferred shareholders’ equity	(325,000)	—
Common shareholders’ equity	$3,265,619	$2,480,527
Common shares outstanding	74,270,466	73,334,870
Book value per common share	$43.97	$33.82